Exhibit 10.2

Execution Version

August 30, 2024

Enviva Inc.

7272 Wisconsin Avenue, Suite 1800

Bethesda, Maryland 20814

Attention: Glenn Nunziata, James Geraghty and Jason Paral

Email: Glenn.Nunziata@envivabiomass.com; James.Geraghty@envivabiomass.com;

Jason.Paral@envivabiomass.com

$1,000,000,000 Exit Facility

Commitment Letter

In connection with that certain Joint Plan of Reorganization of Enviva, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated August 30, 2024 (as may be amended, supplemented or otherwise modified from time to time in accordance herewith, the “Plan”), filed in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) in Case No. 24-10453 by Enviva Inc. and Enviva, L.P (together, with Enviva, Inc., the “Company” or “you”) and the other Debtors, each of the entities listed on Schedule I hereto (the “Commitment Parties” or “we”) either on behalf of itself or certain funds and/or accounts managed by it as reflected in Schedule I has been requested by the Company to commit to provide to the Company as reorganized pursuant to the Plan, subject solely to the conditions precedent set forth under the heading “Conditions Precedent to Closing” in the Exit Facility Term Sheet attached as Annex A hereto (the “Term Sheet”) and in Annex I attached thereto (collectively, the “Closing Conditions”), a first lien senior secured Exit Facility in an aggregate principal amount of $1,000,000,000. To the extent not defined in this letter (together with the Term Sheet and any schedules annexes and exhibits hereto, this “Commitment Letter”), each capitalized term shall have the meaning assigned to it in the Term Sheet or the Plan, in each case in form and substance acceptable to Commitment Parties (other than Defaulting Commitment Parties) holding 66.67 % of the principal amount of the commitments hereunder (the “Requisite Commitment Parties”).

1.    Commitment to Provide Exit Facility.

Each Commitment Party hereby commits, severally and not jointly, to provide (or to cause to be provided by a Related Fund (as defined below), either directly or through a fronting institution to be reasonably agreed) a portion of the Exit Facility, in the amounts set forth on Schedule I hereto (each commitment listed thereto, a “Commitment”) for each such Commitment Party on the terms set forth in this Commitment Letter and the initial funding of the Exit Facility shall be subject solely to the satisfaction (or waiver by the Requisite Commitment Parties and you) of the Closing Conditions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided that for purposes of this Commitment Letter, no Commitment Party shall be deemed an Affiliate of the Debtors or any of their subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means a person as such term is defined in Section 101(41) of the Bankruptcy Code.

“Related Fund” means, with respect to a Commitment Party, any Affiliates (including at the institutional level) of such Commitment Party or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Commitment Party, an Affiliate of such Commitment Party or by the same investment manager, advisor or subadvisor as such Commitment Party or an Affiliate of such Commitment Party.

2.    Purposes; Certain Conditions.

The Exit Facility shall be made available on the Closing Date (as defined in the Term Sheet) to the Company for the purposes and subject to the terms as set forth in the Term Sheet. The commitments of the Commitment Parties in respect of the Exit Facility and the initial funding under the Exit Facility are subject solely to the Closing Conditions, any of which may be waived or modified by or with the consent of the Requisite Commitment Parties and you, and upon satisfaction (or waiver) of such Closing Conditions, the initial funding of the Exit Facility shall occur. There are no conditions (implied or otherwise) to the commitments hereunder with respect to the Exit Facility, and there will be no conditions (implied or otherwise) under the definitive documentation of the Exit Facility on the Closing Date, other than the Closing Conditions.

3.    Certain Discounts and Premiums.

As consideration for the commitment and obligations of the Commitment Parties, the Company shall pay, or cause to be paid, the premiums set forth in this Section 3 and the other payments required by this Commitment Letter in the manner and form set forth herein.

a)    Upfront Premium

On the Closing Date, the Company shall pay, or cause to be paid, to each Commitment Party an upfront premium in an amount equal to 1.50% of the Commitment (but excluding any Delayed Draw Commitment (as defined in the Term Sheet)) of such Commitment Party with respect to the Exit Term Loan Facility pursuant to this Commitment Letter as of the date hereof (the “Upfront Premium”). The Upfront Premium will be fully earned, due and payable on, and subject to the occurrence of, the Closing Date. The Upfront Premium shall be paid-in-kind by being capitalized and added to the principal balance of the initial Exit Term Loans as additional principal obligations thereunder (but such increased initial Exit Term Loans shall not reduce the commitments of the Exit Term Loan Facility).

b)    Exit Commitment Premium

The Company shall pay, or cause to be paid, a premium (the “Exit Commitment Premium” and together with the Upfront Premium the “Commitment Premiums”) to each Commitment Party in an amount equal to 4.00% of the Commitment of such Commitment Party pursuant to this Commitment Letter as of the date hereof. The Exit Commitment Premium will be fully earned upon the date hereof and will be due and payable upon, and subject to the occurrence of, the earliest of (i) the Closing Date, (ii) the closing date of any Alternative Debt Financing (as defined below), and (iii) other than with respect to Defaulting Commitment Parties or Commitment Parties whose breach of this Commitment Letter caused its termination, the date on which the commitments of the Commitment Parties under this Commitment Letter terminate or expire (other than as a result of the occurrence of the Closing Date) (the “Termination Date”); provided that notwithstanding anything to the contrary, (x) the Exit Commitment Premium shall only be payable if the Termination Date occurs pursuant to any of clauses (i) or (ii) above or as a result of a Trigger Event (as defined below), and (y) in no event shall the Exit Commitment Premium be paid to any Defaulting Commitment Parties or any Commitment Parties that have materially breached the Restructuring Support Agreement or the Backstop Commitment Agreement. Solely to the extent the Exit Commitment Premium is paid as a result of the occurrence of the Closing Date, the Exit Commitment Premium shall be paid-in-kind by being capitalized and added to the principal balance of the initial Exit Term Loans as additional principal obligations thereunder (but such increased initial Exit Term Loans shall not reduce the commitments of the Exit Term Loan Facility).

“Trigger Event” means the termination of the commitments of the Commitment Parties under this Commitment Letter resulting from the termination of this Commitment Letter pursuant to:

(a)	Section 7(a)(i) (other than in connection with any termination of the Restructuring Support Agreement (x) pursuant to Section 8(a) or (c) of the Restructuring Support Agreement or (y) pursuant to Section 8(d) of the Restructuring Support Agreement following the termination of the Restructuring Support Agreement as to the Majority Consenting 2026 Noteholders (as defined therein) pursuant to Section 7(b)(i) or 7(b)(ix) (with respect to any termination by the Debtors described in the foregoing clause (x) thereof) of the Restructuring Support Agreement);

(b)	Section 7(a)(ii) (other than with respect to a termination of the Restructuring Support Agreement pursuant to Section 8(d) of the Restructuring Support Agreement following the termination of the Restructuring Support Agreement as to the Majority Consenting 2026 Noteholders (as defined therein) pursuant to Section 7(b)(i), or 7(b)(ix) (with respect to any termination by the Debtors described in the foregoing clause (a)(x) of this definition) of the Restructuring Support Agreement);

(c)	Section 7(a)(iii);

(d)	Section 7(a)(iv) (provided that if the Bankruptcy Court has denied approval of the Commitment Premium, the Commitment Premium shall not be payable);

(e)	Section 7(a)(v) (except the Commitment Premium shall not be payable to the extent that the Commitment Approval Order is reversed or vacated specifically as to the approval of the Commitment Premium or if such termination occurs as a result of any action by a Commitment Party or a failure of a Commitment Party to take actions required by the Restructuring Support Agreement or this Commitment Letter);

(f)	Section 7(a)(vi);

(g)	Section 7(a)(vii);

(h)	Section 7(a)(ix);

(i)	Section 7(a)(x);

(j)	Section 7(a)(xii);

(k)	Section 7(b); or

(l)	Section 7(c).

c)	Premiums Generally

The Commitment Premiums shall be nonrefundable and non-avoidable under any circumstances upon entry of that certain order of the Bankruptcy Court approving, among other things, your and the other Debtors’ entry into and performance under this Commitment Letter, including your and the others Debtors’ obligation to pay the Commitment Premiums, which order shall be in form and substance acceptable to the Requisite Commitment Parties (the “Commitment Approval Order”), and shall be paid by the Company, free and clear of any withholding or deduction for any applicable taxes, and subject to the occurrence of, the Closing Date or the Termination Date, as applicable. Except as expressly set forth above, the Commitment Premiums shall be payable in immediately available funds in cash.

All amounts payable under this Commitment Letter will be made in United States dollars and, in any case, shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter, and all amounts payable in cash under this Commitment Letter shall be paid in cash in immediately available funds. Each Commitment Party may allocate, in whole or in part, to its Related Funds all discounts and premiums payable hereunder in such manner as it and such Related Funds shall agree in their sole discretion and upon such allocation any such discounts and premiums shall be payable to such Related Fund. You agree that, other than as expressly provided in this Commitment Letter, no agents, co-agents, arrangers, or co-arrangers will be appointed, no titles will be awarded and no compensation will be paid in connection with the Exit Facility to anyone else unless the Company and the Requisite Commitment Parties so agree. The provisions for the payment of the Upfront Premium, the Exit Commitment Premium, the Expense Reimbursement, and any indemnification and expense obligations provided herein, including, without limitation, Section 4, are an integral part of the transactions contemplated by this Commitment Letter and without these provisions, the Commitment Parties would not have entered into this Commitment Letter.

d)    Tax Treatment

The parties hereto agree that, for U.S. federal income tax purposes, the Upfront Premium shall be treated as reducing the issue price of the Exit Term Loans issued in connection therewith, and the Exit Commitment Premium (and, as to the Commitment Parties, the Expense Reimbursement) shall be treated as a “put premium” paid to each Commitment Party (the “Intended Tax Treatment”). Each party shall file all tax returns consistent with, and take no position inconsistent with such treatment (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the IRC.

4.    Indemnification and Expenses.

You agree to reimburse the Commitment Parties from time to time on demand for all reasonable and documented out-of-pocket fees, costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of Davis Polk & Wardwell LLP (“Davis Polk”), as counsel to the Commitment Parties, McGuireWoods LLP (“McGuireWoods”), as Virginia counsel to the Commitment Parties, and all reasonable and documented out-of-pocket fees and expenses of any other local or special counsel in each material jurisdiction to the Commitment Parties, taken as a whole, incurred in connection with the Exit Facility and one legal counsel (and local counsel, if applicable) for the Exit Agent (and, in the case of an actual or perceived conflict of interest where the Commitment Party affected by such conflict informs you of such conflict and thereafter retains its own counsel, of one firm of counsel (and local counsel, if applicable) for all such affected Commitment Parties, taken as a whole)) incurred before, on or after the date hereof until the termination of this Commitment Letter in accordance with its terms that have not otherwise been paid pursuant to the Restructuring Support Agreement, the Commitment Approval Order, or in connection with the Chapter 11 Cases, in each case in connection with the Exit Facility, including, without limitation, any fronting costs and similar out-of-pocket costs and fees charged by any fronting institution reasonably acceptable to you and the preparation, negotiation and execution of the Exit Facility Documentation (as defined in the Term Sheet) and the enforcement of any rights and remedies under this Commitment Letter, whether or not the Closing Date occurs or any Exit Facility Documentation is executed and delivered or any extensions of credit are made under the Exit Facility (the foregoing reimbursement obligations, the “Expense Reimbursement”), which Expense Reimbursement shall be made by the Company (i) to the extent invoiced at least two business days prior to the Closing Date, on the Closing Date or (ii) otherwise, within five (5) business days after the date of the invoice for such fees, costs or expenses.

You agree to indemnify and hold harmless each of the Commitment Parties and their respective affiliates and controlling persons and their respective directors, officers, employees, members, agents, accountants, attorneys, advisors and other representatives, successors and assigns (each, a “Representative”), and any Representative of such Representatives (each, a “Protected Party”), promptly after written demand therefor, from and against (and will reimburse each Protected Party as the same are incurred for) all claims, damages, liabilities and out-of-pocket expenses (such expenses, in the case of counsel, to include the reasonable and documented fees, disbursements and other charges of Davis Polk as counsel to the Commitment Parties, McGuireWoods as Virginia counsel to the Commitment Parties, and any special or local counsel in each material jurisdiction for the Commitment Parties taken as a whole, and in the case of an actual or perceived conflict of interest, one additional New York counsel and local and special counsel for each group of similarly situated Protected Parties) that may be incurred by or asserted or awarded against any Protected Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding (each, a “Proceeding”) or preparation of a defense in connection therewith) any aspect of the Exit Facility (or any use made or proposed to be made with the proceeds thereof), the Exit Facility Documentation, this Commitment Letter, except to the extent such claim, damage, liability or expense in any case (a) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from fraud, the gross negligence or willful misconduct of, or a material breach of this Commitment Letter by, such Protected Party or (b) arises from any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of you or any of your respective affiliates and that is brought by any Protected Party against any other Protected Party. In the case of a Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your respective equityholders or creditors or a Protected Party, whether or not a Protected Party is otherwise a party thereto and whether or not any aspect of the Exit Facility is consummated. No party hereto shall be liable in any event for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter or the financing contemplated hereby; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent such special, exemplary, incidental, punitive or consequential damages are included in any third party claim with respect to which such Protected Person is entitled to indemnification hereunder.

No Protected Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your respective subsidiaries or affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the Exit Facility, this Commitment Letter (including, for the avoidance of doubt, the Term Sheet), except solely to you, and then solely to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the fraud, gross negligence, willful misconduct or a material breach by such Protected Party of its obligations under this Commitment Letter or the Exit Facility Documentation, it being understood that, notwithstanding anything herein to the contrary, no Commitment Party, nor any of its Affiliates or Protected Parties, shall be liable for any special, indirect, consequential or punitive damages (whether in contract or tort or otherwise) arising out of, related to or in connection with, this Commitment Letter, the Exit Facility Documentation or any aspect of the Exit Facility.

No Protected Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the fraud, gross negligence or willful misconduct of, or a material breach of this Commitment Letter by, such Protected Party, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Commitment Premiums, the Expense Reimbursement and the indemnity obligations contained in Section 3 and this Section 4 shall, pursuant to the Commitment Approval Order, constitute superpriority administrative expense claims, which, for the avoidance of doubt, shall be pari passu with all other superpriority administrative expense claims (other than the DIP Superpriority Claims and the 507(b) Claims (each as defined in the Final DIP Order)).

Notwithstanding anything to the contrary in this Commitment Letter, the Commitment Premiums, any Expense Reimbursement applicable solely to any Defaulting Commitment Party (as defined below), and the indemnity obligations contained in Section 3 and this Section 4 shall not be payable to such Defaulting Commitment Party.

Solely with respect to the Company, notwithstanding anything in this Commitment Letter to the contrary, this Section 4 will terminate and have no further force and effect with respect to the Company upon, and the Company shall have no further obligation to indemnify (either directly or indirectly, and regardless of when the matter alleged to be subject to indemnification occurred or when a claim therefor is first made) the Protected Parties following the Closing Date.

“Defaulting Commitment Party” means any Commitment Party that (i) breaches this Commitment Letter by failing to fund its commitments hereunder on the Closing Date, or (ii) denies or disaffirms its obligation to fund the Exit Loans in accordance with this Commitment Letter.

5.    Sharing of Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each of the Commitment Parties (each, together with its respective affiliates, a “Financial Firm”) may be engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. The Financial Firms may have economic interests that conflict with those of you and your respective affiliates. In the ordinary course of these activities, each Financial Firm may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of you and your respective affiliates, as well as of other entities and persons and their affiliates which may (a) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (b) be customers or competitors of you or your respective subsidiaries or affiliates, or (c) have other relationships with you or your respective subsidiaries or affiliates. With respect to any securities and/or instruments so held by any Financial Firm or any of its customers, all rights in respect of such securities and instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Financial Firms may provide investment banking, underwriting and/or financial advisory services to such other entities and Persons. The Financial Firms may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

The Financial Firms, in the course of such other activities and relationships, may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter. None of the Financial Firms and none of their respective affiliates will use confidential information obtained from you or your respective affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Financial Firms of services for other companies or other persons and none of the Financial Firms will furnish any such information to any of their other customers. You also acknowledge that the Financial Firms have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons; provided that all terms and conditions set forth herein regarding confidentiality obligations owed by the Financial Firms shall be subject to the terms and conditions of any other confidentiality agreements that may be in effect during the period of this Commitment Letter, and the terms and conditions of such other agreements shall control in all respects.

This Commitment Letter is the only agreement that has been entered into among us and you with respect to the commitment to provide the Exit Facility and sets forth the entire understanding of the parties with respect thereto.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Financial Firms is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Financial Firms have advised or are advising you on other matters, (b) the Financial Firms, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Financial Firms (and you hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Parties and their respective affiliates with respect to any breach or alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such fiduciary duty claim or to any person asserting a fiduciary duty on behalf of or in right of you, including your respective equityholders, employees or creditors, in each case in connection with the transactions contemplated by this Commitment Letter), (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, and (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Financial Firms have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship. In addition, please note that the Commitment Parties do not and have not provided accounting, tax, investment, regulatory or legal advice.

In addition, each Commitment Party acknowledges and agrees that (a) no fiduciary, advisory or agency relationship among the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, (b) such Commitment Parties have arm’s-length business relationships that do not directly or indirectly give rise to any fiduciary duty on the part of any Commitment Party (and each Commitment Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the other Commitment Parties and their respective affiliates with respect to any breach or alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to it in respect of such fiduciary duty claim or to any person asserting a fiduciary duty on behalf of or in right of such Commitment Party, including its equityholders, employees or creditors, in each case in connection with the transactions contemplated by this Commitment Letter), (c) each Commitment Party is capable of evaluating and understanding, and it understands and accepts, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and has not relied on any other Commitment Party in connection with any transaction contemplated by this Commitment Letter, and (d) it has been advised that the other Commitment Parties are or may be engaged in a broad range of transactions that may involve interests that differ from such Commitment Party’s interests and that the other Commitment Parties have no obligation to disclose such interests and transactions to it by virtue of any fiduciary, advisory or agency relationship. In addition, the Commitment Parties do not and have not provided any accounting, tax, investment, regulatory or legal advice to the other Commitment Parties.

6.    Miscellaneous.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party party hereto (and any purported assignment without such consent shall be null and void).

This Commitment Letter shall not be assignable by any Commitment Party without your prior written consent (and any purported assignment without such consent shall be null and void); provided, that each Commitment Party may sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in) (collectively, a “Transfer”) all or any portion of its commitment hereunder to any if its Related Funds, provided that (A) if such Related Fund is not a Commitment Party hereunder, prior to or concurrently with such Transfer such Commitment Party shall deliver to you a joinder to this Commitment Letter, executed by such Commitment Party and such Related Fund, pursuant to which such Related Fund shall assume such commitments, become a Commitment Party under this Commitment Letter and shall agree to and become subject to all provisions of this Commitment Letter, (B) if such Related Fund is already a Commitment Party hereunder, such Related Fund shall deliver to you an amendment to this Commitment Letter pursuant to which such Related Fund shall assume such commitments, executed by such Commitment Party and such Related Fund, (C) if such Related Fund is not already a party to the Restructuring Support Agreement, such Commitment Party shall deliver to you a joinder to the Restructuring Support Agreement, substantially in the form attached as Exhibit B thereto, executed by such Related Fund. Upon a Transfer pursuant to this paragraph pursuant to which a Related Fund assumes the obligations of a Commitment Party under this Commitment Letter, the applicable transferring Commitment Party shall be relieved from its obligations under this Commitment Letter that have been so assumed.

This Commitment Letter is intended to be solely for the benefit of the parties hereto and the Protected Parties and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person (including without limitation the Majority Consenting 2026 Noteholders in their capacity as such) other than the parties hereto and the Protected Parties to the extent expressly set forth herein, except to the extent that you and the Commitment Parties otherwise agree in writing. The Commitment Parties reserve the right to employ the services of their affiliates in performing the obligations contemplated hereby (and, in connection with such employment and solely for the purpose thereof, the Commitment Parties may exchange with such affiliates information concerning you and your respective affiliates in connection with the Exit Facility and, to the extent so employed, such affiliates shall be entitled to the benefits afforded to the Commitment Parties hereunder), but no Commitment Party shall be relieved of its obligations under this Commitment Letter as a result thereof, other than as specifically set forth herein.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and each of the Commitment Parties or, to the extent specifically set forth herein, you and the Requisite Commitment Parties. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness, good faith and fair dealing and equitable principles of general applicability).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart hereof.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and to the extent applicable, title 11 of the United States Code.

The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or, if the Bankruptcy Court abstains from exercising jurisdiction, any New York State court or, to the fullest extent permitted under applicable law, federal court sitting in the Borough of Manhattan in The City of New York over any suit, action or proceeding arising out of or relating to the Exit Facility or the other transactions contemplated by this Commitment Letter or the performance of the obligations hereunder, and agree that any such suit, action or proceeding shall be brought in such courts. Service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted under applicable law, any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. The parties hereto hereby irrevocably agree to waive, to the fullest extent permitted under applicable law, trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Exit Facility or this Commitment Letter or the performance of the obligations hereunder. A final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The identity and Commitment of each Commitment Party party to this Commitment Letter shall remain confidential and may not be disclosed by you in whole or in part to any person or entity without such Commitment Party’s prior written consent (except (x) to the Debtors’ officers, directors, agents, affiliates, representatives, attorneys, accountants, financial advisors, auditors and other advisors who have been informed by you of the confidential nature of the identity and Commitment of each Commitment Party and who have agreed to treat such information confidentially, and (y) as otherwise required by law). The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”), they may be required to obtain, verify and record information that identify you, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Parties to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties. This paragraph shall terminate on the first anniversary of the date hereof.

Section 3 (as it relates to the Exit Commitment Premium), the Expense Reimbursement (subject to the final paragraph of Section 4), indemnification (subject to the final paragraph of Section 4), jurisdiction, waiver of jury trial, governing law, service of process, venue, absence of fiduciary duty, affiliate activities and information provisions contained herein shall remain in full force and effect regardless of whether the Exit Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the Exit Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection with this Commitment Letter at such time.

The Debtors may seek proposals for alternative debt financing (an “Alternative Debt Financing”) in consultation with, and subject to a process (including with respect to mandating and compensating arranger banks or other advisors to the Debtors that may seek or be entitled to transaction-based fees in connection with such process) acceptable to, the Majority Consenting 2026 Noteholders; provided, that (i) the Commitment Parties or the Majority Consenting 2026 Noteholders may not require the Company to enter into any commitment letter or definitive documentation in connection with any Alternative Debt Financing and (ii) the Company shall not enter into any commitment letter or definitive documentation in connection with any Alternative Debt Financing that has not been consented to by the Majority Consenting 2026 Noteholders). The terms and conditions of any such Alternative Debt Financing shall be subject to all applicable consent rights under the Restructuring Support Agreement, the Final DIP Order, or any other applicable consent rights of the Ad Hoc Group or members thereof set forth in any Definitive Document (as defined in the Restructuring Support Agreement). For the avoidance of doubt, an Alternative Debt Financing may seek to provide for or address all or a part of the Debtors’ debt capital structure.

For the avoidance of doubt, any reference in this Commitment Letter to a Definitive Document or other instrument shall be construed to include the attendant consent rights set forth in the Restructuring Support Agreement, and failure to explicitly refer to such consent rights when referencing or defining a Definitive Document or instrument shall not impair such rights.

7.	Termination[1].

(a)    The Requisite Commitment Parties may terminate this Commitment Letter and the commitments and the Commitment Parties’ obligations hereunder by written notice to you upon the occurrence of any of the following events:

(i)	the Restructuring Support Agreement has been terminated as to the Debtors in accordance with its terms, except as a result of a breach of the Restructuring Support Agreement by any of the parties constituting the Requisite Commitment Parties with respect to such termination;

1 Capitalized terms used and not otherwise defined in Section 7(a) shall have the meanings as defined in the Backstop Agreement (as defined in the Restructuring Support Agreement).

(ii)	the occurrence of any Consenting 2026 Noteholder Termination Event (as defined in the Restructuring Support Agreement), which termination events are hereby incorporated by reference herein; provided that the consent rights referenced in such termination events shall instead refer to the consent of the Requisite Commitment Parties and be consistent with the consent rights set forth herein,
(iii)	there is an Event of Default that is continuing under the DIP Facility Agreement (as defined in the Final DIP Order) and that has not been cured, waived or amended out of non-compliance in accordance with the terms thereof,
(iv)	the Bankruptcy Court (x) enters an order denying payment of the Commitment Premiums or approval of the Commitments or this Commitment Letter or (y) has not entered the Commitment Approval Order on or prior to October 4, 2024 (provided that, with the consent of the Requisite Commitment Parties, the date under this clause (iv) may be extended);
(v)	the Commitment Approval Order is reversed, dismissed, vacated, reconsidered or is modified or amended in any material respect after entry without the prior written consent of the Requisite Commitment Parties; provided, that this termination right may not be exercised by any Commitment Party that indirectly or directly sought, requested, assisted or solicited another person to seek or request, such reversal, dismissal, vacation, reconsideration, modification or amendment;
(vi)	the Debtors enter into, agree to, seek or pursue any Alternative Debt Financing except in accordance with this Commitment Letter and the Restructuring Support Agreement;
(vii)	the Closing Date has not occurred by 11:59 p.m., New York City time on December 13, 2024 (as it may be extended by the Requisite Commitment Parties) (the “Expiration Date”); provided that if the maturity date of the DIP Facility has been extended, the Expiration Date shall automatically be extended to the earlier of such extended maturity date and December 31, 2024 and (ii) the Expiration Date may be waived or extended with the prior written consent of the Requisite Commitment Parties to a date not later than March 13, 2025 (the “Extended Expiration Time”) and the Extended Expiration Time may be waived or extended only with the prior written consent of each Commitment Party (excluding any Defaulting Commitment Party);
(viii)	since the Petition Date, except for the commencement of the Chapter 11 Cases and any adversary proceedings or contested motions in connection therewith that have commenced prior to the date hereof, there shall have occurred any event, development, occurrence or change that, individually, or together with all other events, has had or would reasonably be expected to have a Material Adverse Effect;
(ix)	any applicable law or final and non-appealable order shall have been enacted, adopted or issued by any governmental unit that prohibits the implementation of the Plan or the Exit Facility or the transactions contemplated by this Commitment Letter or the other Exit Facility Documentation; provided, that this termination right may not be exercised by any party that indirectly or directly sought, requested, assisted or solicited another person to seek or request, such ruling or order;
(x)	the Debtors’ acceptance of or a public announcement or public statement of intent to accept a Successful Toggle Bid pursuant to the Overbid Process unless consented to by the Requisite Commitment Parties; provided that any modification or waiver of the Overbid Process that is not reasonably acceptable to the Requisite Commitment Parties shall give rise to a termination right of the Requisite Commitment Parties;
(xi)	the occurrence of any event(s) resulting in (or reasonably expected to result in) modification(s) to the Final Business Plan of, in the aggregate: (A) a more than 15% forecasted Adjusted EBITDA reduction in any year between fiscal year 2025 through 2028; (B) a more than 10% forecasted Adjusted EBITDA reduction for all of fiscal year 2025 through 2028; or (C) a more than 2% reduction of forecasted total contracted revenues for all of fiscal year 2025 through 2028;

(xii)	the Debtors’ acceptance, adoption, or execution of a Definitive Document without the consent required hereunder; or
(xiii)	failure of the Debtors, on or prior to September 30, 2024, to provide the Commitment Parties with supporting documentation demonstrating that the Company should not reasonably be expected to be a USRPHC[2] upon the Effective Date (and after giving effect to the related transactions thereto) on the basis of the information available on September 30, 2024; provided that the termination right set forth in this Section 7(a)(xiii) shall expire upon the commencement of the hearing on approval of the Backstop Order.

(b)    This Commitment Letter may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by you by delivering written notice of such termination to the Commitment Parties; provided that the obligation to pay the Exit Commitment Premium in accordance with the terms hereunder and the other terms of this Commitment Letter that expressly survive termination in accordance with the terms hereof shall survive such termination.

(c)    This Commitment Letter and the commitments and obligations hereunder of any Commitment Party may be terminated by such Commitment Party, with regard to itself only, by written notice to you if the Closing Date does not occur at or before the Extended Expiration Time.

8.	Acceptance.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by delivering executed counterparts of this Commitment Letter not later than 11:59 p.m., New York City time, on August 30, 2024 (the date of receipt of such executed counterparts, the “Acceptance Date”). This offer will automatically expire at such time if such counterparts have not been executed and delivered in accordance with the preceding sentence. This Commitment Letter will become a binding commitment on the Commitment Parties and the Company only after it has been duly executed and delivered by the Company in accordance with the first sentence of this paragraph and approved by the Bankruptcy Court pursuant to the Commitment Approval Order.

[Remainder of page intentionally left blank]

2 “USRPHC” means a “United States real property holding corporation” as defined in Section 897(c)(2) of the IRC and the Treasury Regulations.

Confidential

SCHEDULE I

COMMITMENTS

[See attached]

ANNEX A

EXIT FACILITY TERM SHEET

[ATTACHED]

ENVIVA INC.

EXIT FACILITY

Summary of Terms and Conditions

This summary of principal terms and conditions (this “Exit Facility Term Sheet”) outlines the material terms of the senior secured first lien Exit Facility to be provided to a reorganized Enviva Inc. and Enviva, LP, as Borrowers. The final documentation for the financing described herein, if any, will constitute the sole agreement among the parties with respect to the matters addressed herein.

This Exit Facility Term Sheet does not attempt to describe all of the terms, conditions, and requirements that would pertain to the financing described herein, which shall be set forth in the final Exit Facility Documentation (as defined below), but rather is intended to be a summary outline of the material terms of such financing. Capitalized terms used herein but not defined have the respective meanings ascribed to such terms in the Restructuring Support Agreement (the “Restructuring Support Agreement”), the Exit Facility Commitment Letter (the “Commitment Letter”) to which this Exit Facility Term Sheet is attached or in the Plan (as defined in the Commitment Letter).

PARTIES

Borrowers:	Enviva Inc., a Delaware corporation, as a reorganized debtor (the “Administrative Borrower”) and Enviva, LP, a Delaware limited partnership, as a reorganized debtor (the “Subsidiary Borrower” and together with the Administrative Borrower, the “Borrowers”).

Guarantors:

The obligations of the Borrowers under the Exit Facility (as defined below) and, at the option of the Borrowers, the obligations of the Borrowers and its Restricted Subsidiaries (as defined below) under any currency, interest rate protection, commodity or other hedging agreement (but excluding any speculative arrangement or Excluded Swap Obligation (to be defined in a manner consistent with the Documentation Principles (as defined below))) (a “Secured Hedging Agreement”) and any cash management arrangement (a “Secured Cash Management Arrangement”), in each case entered into with a lender under any RCF Refinancing or an Exit Creditor (as defined below), the Exit Agent (as defined below), and any person that is an affiliate of a lender under any RCF Refinancing, an Exit Creditor or the Exit Agent at the time the relevant transaction is entered into (collectively, the “Obligations”) will be unconditionally guaranteed, jointly and severally, by (a) a newly formed holding company that will directly or indirectly hold 100% of the equity interests of the Borrowers (“Holdings), (b) each direct or indirect parent of the Borrowers that is a subsidiary of Holdings, (c) each Restricted Subsidiary of the Borrowers (the persons described in this clause (c), the “Subsidiary Guarantors”), and (d) in the case of Secured Hedging Agreements and Secured Cash Management Arrangements of any Restricted Subsidiary, the Borrowers (the persons described in the immediately foregoing clauses (a), (b) and (c), collectively, the “Guarantors” and the Guarantors, together with the Borrowers, collectively, the “Credit Parties”); provided that Excluded Subsidiaries (to be defined in a manner consistent with the Documentation Principles, and in any event to include foreign subsidiaries and bona fide joint ventures) will not be required to become Guarantors.

For purposes of the Exit Facility Documentation, “Restricted Subsidiary” means any existing or future direct or indirect subsidiary of the Borrowers.

Exit Creditors:	Each Commitment Party (together with their permitted assignees, the “Exit Creditors”).

Exit Agent:	Acquiom Agency Services LLC and Seaport Loan Products LLC, or another institution to be mutually agreed by the Requisite Commitment Parties and the Borrowers, will act as administrative agent and collateral agent (in such capacities, the “Exit Agent”).

DESCRIPTION OF EXIT FACILITY

Exit Facility:

A 5-year senior secured first lien term loan facility in an aggregate principal amount of $1,000,000,000 (the “Exit Facility” and the loans thereunder, the “Exit Loans”), consisting of:

(i)             Delayed draw term loans in an aggregate principal amount equal to $250,000,000 (the Exit Loans described in this clause (i), the “Delayed Draw Term Loans”, the term loan facility consisting of such loans, the “Delayed Draw Exit Facility”, and the commitment of each Commitment Party to make such term loans, the “Delayed Draw Commitments”); and

(ii)           Exit term loans in an aggregate outstanding principal amount equal to $750,000,000 (the Exit Loans described in this clause (ii), the “Exit Term Loans” and the term loan facility consisting of such loans, the “Exit Term Loan Facility”).

If a Delayed Draw Term Loan is not fungible for U.S. federal income tax purposes with any portion of the Exit Loans, such Delayed Draw Term Loan will trade separately under a separate CUSIP or other identifying number from any portion of the Exit Loans, and any other Delayed Draw Term Loan, with which such Delayed Draw Term Loan is not fungible. Subject to compliance with applicable securities law, any Exit Loans or any portion of the Exit Facility may, at the option of any Exit Creditor, (i) be provided in the form of notes instead of loans (and any reference herein to “Exit Loans”, “Exit Term Loans” or “Delayed Draw Term Loans” shall include such notes) and/or (ii) be funded on a cashless basis by rolling over existing loans or notes outstanding under the DIP Facility Agreement.

Amortization:

Annual amortization (payable in equal quarterly installments beginning on the last day of the first full fiscal quarter ending after the Closing Date (as defined below)) shall be required in an aggregate annual amount equal to 1.00% per annum of the original principal amount of the Exit Term Loans, with the balance payable on the Maturity Date.

The Delayed Draw Exit Facility will not amortize. The balance of any amounts drawn under the Delayed Draw Exit Facility shall be payable on the Maturity Date.

Incremental Facilities:	Any RCF Refinancing (as defined below) that is a first out revolving credit facility and additional amounts to be mutually agreed (if any).

Maturity:	The Exit Facility will mature on the date that is five (5) years following the Closing Date (the “Maturity Date”).

Use of Proceeds:

The proceeds of the Exit Loans will be used to make payments and distributions under the Plan and for general corporate purposes not otherwise prohibited by the Exit Facility Documentation.

Once repaid, Exit Loans may not be reborrowed.

Delayed Draw Term Loan Draw Mechanics	The Borrowers may make up to six (6) draws of the Delayed Draw Term Loans in minimum amounts of $10,000,000 and maximum amounts of $100,000,000 during the period commencing on the Closing Date through and including the date that is two (2) years from the Closing Date (the “Delayed Draw Commitment Period”).

CERTAIN PAYMENT PROVISIONS

Interest Rates:	The Exit Loans comprising each borrowing shall bear interest at a rate equal to, as elected by the Borrowers in its sole discretion, (i) Term SOFR (to be mutually agreed and which shall not be less than 1.00% per annum) plus (x) 4.50% per annum, payable in cash at the end of each interest period plus 1.00% per annum, payable in kind (by capitalizing and adding to the principal amount of the Exit Loans) if the Net Total Leverage Ratio (to be defined in a manner consistent with the Documentation Principles) is less than 3.0x, (y) 5.00% per annum, payable in cash at the end of each interest period plus 1.00% per annum, payable in kind (by capitalizing and adding to the principal amount of the Exit Loans) if the Net Total Leverage Ratio is 3.0x or greater but less than 3.5x or (z) 5.00% per annum, payable in cash at the end of each interest period plus 4.00% per annum, payable in kind (by capitalizing and adding to the principal amount of the Exit Loans) if the Net Total Leverage Ratio is 3.5x or greater or (ii) Base Rate (to be defined in a manner consistent with the Documentation Principles) plus (x) 3.50% per annum, payable in cash on a quarterly basis plus 1.00% per annum, payable in kind (by capitalizing and adding to the principal amount of the Exit Loans) if the Net Total Leverage Ratio is less than 3.0x, (y) 4.00% per annum, payable in cash on a quarterly basis plus 1.00% per annum, payable in kind (by capitalizing and adding to the principal amount of the Exit Loans) if the Net Total Leverage Ratio is 3.0x or greater but less than 3.5x or (z) 4.00% per annum, payable in cash on a quarterly basis plus 4.00% per annum, payable in kind (by capitalizing and adding to the principal amount of the Exit Loans) if the Net Total Leverage Ratio is 3.5x or greater.

Default Interest:	At any time when a payment event of default (with respect to any principal, interest or fees) or bankruptcy event of default exists, at the written election of the Required Lenders (to be mutually defined in a manner consistent with the Documentation Principles), the relevant overdue amounts will bear interest, to the fullest extent permitted by law, (i) in the case of overdue principal or interest, at 2.00% per annum above the rate then borne (in the case of principal) by such borrowings or (in the case of interest) by the borrowings to which such overdue amount relates or (ii) in the case of fees, 2.00% per annum in excess of the rate otherwise applicable to Exit Loans maintained as Base Rate loans from time to time.

Undrawn Commitment Fee:	The Borrowers shall pay to each Commitment Party holding Delayed Draw Commitments an undrawn commitment fee in an amount equal to (x) 2.25% per annum if the Net Total Leverage Ratio is less than 3.0x, payable in cash on a quarterly basis, plus 0.50% per annum, payable in kind (by capitalizing and adding to the principal amount of the Exit Loans) (y) 2.50% per annum if the Net Total Leverage Ratio is 3.0x or greater but less than 3.5x, payable in cash on a quarterly basis, plus 0.50% per annum, payable in kind (by capitalizing and adding to the principal amount of the Exit Loans) or (z) 2.50% per annum, payable in cash on a quarterly basis plus 2.00% per annum, payable in kind (by capitalizing and adding to the principal amount of the Exit Loans) if the Net Total Leverage Ratio is 3.5x or greater (the “Undrawn Commitment Fee”).

Exit Agent Fees:	To be set forth in a separate fee letter agreement between the Exit Agent and the Borrowers.

Optional Prepayments:	The Borrowers may, upon notice requirements to be mutually agreed consistent with the Documentation Principles, prepay the Exit Loans, in whole or in part, in minimum amounts to be agreed (subject to the prepayment premium set forth under the heading “Call Protection” below).

Borrowers may refinance, in whole or in part, the Delayed Draw Term Loans with a pari passu first-out revolving credit facility provided by commercial bank lenders within 1 year of emergence (the “RCF Refinancing”); provided that (i) such revolving credit facility matures no more than 91 days prior to the Exit Loans, (ii) if the effective yield of such pari passu first-out revolving credit facility is more than 50 bps higher than the corresponding effective yield applicable to the Exit Loans, the applicable margin for the Exit Loans shall be increased to the extent necessary such that the effective yield on the Exit Loans is 50 bps less than the effective yield of such pari passu first-out revolving credit facility, and (iii) the terms of such revolving credit facility shall, when taken as a whole, be no more restrictive (as determined by the Borrowers in their reasonable discretion) than those applicable to the Exit Loans (unless such terms automatically apply to, and are for the benefit of, the Exit Loans). The Exit Facility Documentation shall provide for such revolving credit facility to rank ahead in the “payment waterfall” to the Exit Loans and any Delayed Draw Commitments, and shall require the consent of the majority of the lenders under such revolving credit facility for any amendments, modifications or waivers to the Exit Facility Documentation that by their terms materially adversely affect such lenders in a manner that is different from the other lenders (and may include other voting and consent rights acceptable to the Requisite Commitment Parties).

Call Protection:	Any voluntary or actual or required mandatory prepayment of Exit Loans (other than (x) pursuant to a RCF Refinancing or (y) mandatory prepayments made pursuant to clause (ii) or clause (iii) under the heading “Mandatory Prepayments) and any acceleration of the Exit Loans shall be subject to the prepayment premiums (expressed as a percentage of the outstanding principal amount of the Exit Loans that are being prepaid, assigned or accelerated, as applicable) as set forth opposite the relevant period from the Closing Date. The Exit Facility will reflect maximum enforceability of call protection provisions in the event of bankruptcy or insolvency proceeding, including customary “Momentive” protections with respect to payment of the prepayment premiums.

Year	Prepayment Premium

Year 1:	Make-whole premium

Year 2:	3.00%

Year 3:	1.50%

Thereafter:	No premium

Mandatory Prepayments:	The Borrowers shall cause an amount no less than each amount calculated pursuant to the terms below to be offered to prepay the Exit Loans, in each case, with carve-outs and exceptions consistent with the Documentation Principles (as defined below):

(i) 100% of the net cash proceeds of any incurrence by the Borrowers and/or any of their Restricted Subsidiaries of indebtedness (other than debt otherwise permitted under the Exit Facility Documentation (other than certain permitted refinancing debt));

(ii)          100% of the net cash proceeds in excess of an amount to be mutually agreed in any single transaction or series of related transactions in respect of any Disposition (to be defined in a manner consistent with Documentation Principles) of assets of the Borrowers and their Restricted Subsidiaries or from any Casualty Event (to be defined in a manner consistent with the Documentation Principles) (other than certain Dispositions to be mutually agreed);

(iii)         The Applicable ECF Percentage (as defined below) of Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles) of the Borrowers and their Restricted Subsidiaries for each fiscal year of the Borrowers (commencing with the fiscal year ending December 31, 2025); provided, that:

(a)            any such Excess Cash Flow prepayment will be required only if (and only to the extent that) the amount of the prepayment, after giving effect to any reductions and other credits to be set forth in the Exit Facility Documentation in a manner consistent with the Documentation Principles, exceeds an amount per fiscal year to be agreed; and

(b)           no Excess Cash Flow prepayment shall be required if, after giving effect thereto, Liquidity (as defined below) is less than $100,000,000;

with respect to clause (ii) above, subject to the right of the Borrowers and its Restricted Subsidiaries to reinvest (or commit to reinvest) in assets on terms and conditions consistent with the Documentation Principles.

Additionally, the Exit Facility Documentation will include the right of individual Exit Creditors to decline mandatory prepayments with proceeds referred to in clauses (i) through (iii) above (but in the case of clause (i) above, solely to the extent not representing a refinancing of the Exit Loans), in which case, such proceeds shall be available to the Borrowers and its restricted subsidiaries for any usages not prohibited by the Exit Facility Documentation.

As used herein, “Applicable ECF Percentage” shall mean (x) if the Net Total Leverage Ratio is greater than or equal to 4.5x, 50%, (y) if the Net Total Leverage Ratio is less than 4.5x but greater than or equal to 3.0x, 25% and (z) if the Net Total Leverage Ratio is less than 3.0x, 0%.

COLLATERAL

Collateral:	The Obligations will be secured by a valid and perfected security interest in, with the priority described below under the heading “Ranking”, and lien on substantially all tangible and intangible, real and personal property of the Credit Parties (collectively, the “Collateral”); it being expressly understood and agreed that the Collateral will not include certain excluded property to be mutually agreed.

Ranking:	The Obligations will be secured on a first-priority basis with respect to Collateral.

CONDITIONS

Conditions Precedent to Closing:	The availability of the initial borrowing under the Exit Term Loans on the Closing Date shall be conditioned solely upon the conditions set forth on Annex I hereto (the date of satisfaction or waiver of such conditions, the “Closing Date”).

Conditions Precedent to Delayed Draw Term Loan Borrowing:

The Exit Facility Documentation shall contain customary and usual conditions precedent for financings of this type to the funding of the Delayed Draw Term Loans (the date of such satisfaction of conditions, the “Delayed Draw Borrowing Date”), which shall be limited to the following:

(i)            No default or event of default shall have occurred and be continuing.

(ii)          Accuracy of representations and warranties in all material respects (or, if qualified by materiality or containing a material adverse effect qualification, in all respects).

(iii)          The amount of such borrowing shall not exceed the amount of Delayed Draw Commitments outstanding at such time.

(iv)          The Delayed Draw Commitment Period shall not have expired.

DOCUMENTATION

Exit Facility Documentation:

The definitive financing documentation for the Exit Facility (the “Exit Facility Documentation”) shall (the items set forth in clauses (i) through (iii) below, the “Documentation Principles”);

(i)            contain the terms and conditions set forth in this Exit Facility Term Sheet and such other terms as the Borrowers and the Requisite Commitment Parties may mutually agree, taking into account the operational requirements of Holdings and its subsidiaries;

(ii)           contain the conditions to the effectiveness of the Exit Facility Documentation and initial funding (or deemed funding) of the Exit Facility on the Closing Date set forth on Annex I hereto; and

(iii)         except as provided herein and except to the extent the same would contravene any provision hereof, give due regard to the agency and administrative requirements of the Exit Agent to the extent reasonably satisfactory to the Borrowers and the Requisite Commitment Parties.

Restructuring Support Agreement Consent Rights	Notwithstanding anything to the contrary herein, any reference in this Exit Facility Term Sheet to a Definitive Document or other instrument shall be construed to include the attendant consent rights set forth in the Restructuring Support Agreement, and failure to explicitly refer to such consent rights when referencing or defining a Definitive Document or instrument shall not impair such rights.

Representations and Warranties:	The Exit Facility Documentation shall contain representations and warranties (subject to exceptions and qualifications) customary and usual for financings of this type consistent with the Documentation Principles.

Affirmative Covenants:	The Exit Facility Documentation shall contain affirmative covenants (subject to exceptions and qualifications) customary and usual for financings of this type consistent with the Documentation Principles, which shall include in any event (1) delivery of audited annual and unaudited quarterly financial statements within, (i) for each fiscal quarter or fiscal year (as applicable) ending prior to the first anniversary of the Closing Date, 150 days and 75 days, respectively, and (ii) thereafter, 120 days and 60 days respectively, in each case following the end of the respective fiscal year or fiscal quarter, and (2) the use of commercially reasonable efforts to obtain within 60 days from emergence (i) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (ii) a public credit rating from each of Moody’s and S&P with respect to the Exit Loans; provided, that in no event shall the Borrowers be required to maintain a specific rating with any such agency.

Financial Covenant:	None.

Minimum Liquidity Covenant:	The Borrowers shall not permit Liquidity as of the last day of each fiscal quarter to be less than $25,000,000.

Negative Covenants:	The Exit Facility Documentation shall contain negative covenants (including thresholds, qualifications and exceptions to be mutually agreed) customary and usual for financings of this type consistent with the Documentation Principles, which shall include in any event, baskets permitting (i) $100,000,000 of secured first-out letters of credit, (ii) sale-leasebacks with respect to property having a fair market value of up to an amount to be mutually agreed between the Borrowers and the Requisite Commitment Parties (with no mandatory prepayments in connection therewith), (iii) an amount to be mutually agreed between the Borrowers and the Requisite Commitment Parties of investments in joint ventures (which joint ventures may be designated “unrestricted subsidiaries” not subject to any of the covenants); provided, in the case of this clause (3), that (A) such joint ventures are entered into for bona fide business purposes and not for purposes of any liability management transaction, and (B) 100% of the equity interests in such joint ventures owned by the Borrower and its restricted subsidiaries (or 100% of the equity interests in a parent entity that owns such joint venture and does not incur any indebtedness for borrowed money) are pledged to secure the Exit Facility and (iv) any RCF Refinancing.

Events of Default:	The Exit Facility Documentation shall contain events of default (including thresholds, qualifications, exceptions and grace periods) customary and usual for financings of this type and consistent with the Documentation Principles.

Indemnification and Expenses:	Usual and customary for financings of this type and consistent with the Documentation Principles; to include all reasonable and documented out-of-pocket fees and expenses of advisors of the Ad Hoc Group incurred in connection with the Chapter 11 Cases and implementation of the Plan and restructuring, including, for the avoidance of doubt, the reasonable and documented fees and expenses of Davis Polk, McGuireWoods, and Evercore Group, L.L.C.

Assignments and Participations:	Usual and customary for financings of this type and consistent with the Documentation Principles.

Amendments:	Usual and customary for financings of this type and consistent with the Documentation Principles.

Governing Law and Submission to Jurisdiction:	New York.

Other Provisions:	The Exit Facility Documentation shall include customary provisions regarding increased costs, illegality, tax indemnities, waiver of trial by jury and other similar provisions.

Counsel to Exit Creditors:	Davis Polk.

Annex I

Conditions Precedent to Closing

The effectiveness of the Exit Facility Documentation and the initial funding (or deemed funding) of the Exit Loans shall be subject to the satisfaction (or waiver by the Requisite Commitment Parties) of solely the following conditions:

1.                One or more final non-appealable orders of the Bankruptcy Court confirming the Plan and authorizing the Borrowers to execute, deliver and perform under all documents contemplated (i) under the Exit Facility Documentation and (ii) in connection with the rights offering and equity investments contemplated by the Plan and the Backstop Agreement and, in each case, approving and authorizing payment of all fees, expenses and other amounts owing thereunder (including backstop, commitment and similar fees) shall have been entered, which orders shall be in form and substance satisfactory to the Requisite Commitment Parties, and, solely with respect to those provisions thereof that affect the rights and duties of the Exit Agent, in form and substance reasonably satisfactory to the Exit Agent, and which orders shall not have been reversed, vacated, amended, supplemented or otherwise modified in any manner that could reasonably be expected to adversely affect the interest of the Exit Creditors, and shall have become final orders of the Bankruptcy Court.

2.                Each Credit Party shall have executed and delivered the relevant Exit Facility Documentation to which it is a party and the Exit Agent shall have received (i) customary legal opinions, evidence of authority, corporate documents, and officers’ certificates as to the Credit Parties, (ii) a customary borrowing request, (iii) a customary closing certificate and (iv) a solvency certificate executed by the chief financial officer or other officer of equivalent duties of the Borrowers.

3.                All documents and instruments necessary to establish that the Exit Agent will have a perfected first lien security interest (subject to permitted liens under the Exit Facility Documentation) in the Collateral shall have been executed (to the extent applicable) and delivered to the Exit Agent and, if applicable, be in appropriate form for filing (it being understood and agreed that mortgages or amended mortgages may be provided within a number of days to be mutually agreed after the Closing Date).

4.                The Exit Agent shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, to the extent the Borrowers qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership in relation to the Borrowers required by the Beneficial Ownership Regulation, in each case, that has been requested in writing by the Exit Creditors at least ten (10) business days prior to the Closing Date.

5.                All fees, premiums and expenses owing in accordance with the Commitment Letter and the Exit Facility Term Sheet to the extent due and payable on the Closing Date and invoiced at least three (3) business days prior to the Closing Date (including, without limitation, the reasonable fees and expenses of Davis Polk, as counsel to the Exit Creditors, taken as a whole) and all fees and expenses of advisors to the Ad Hoc Group shall have been paid in accordance with the terms thereof.

6.                Each Debtor shall have complied, in all material respects, with the terms of the Plan that are to be performed by each Debtor on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to the occurrence of the Closing Date) set forth in the Plan shall have been satisfied, and the Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing Date, in accordance with the terms and conditions in the Plan and Confirmation Order, or, with the prior consent of the Requisite Commitment Parties, waived in accordance with the terms of the Plan.

Annex 1 - 1

7.                The Definitive Documentation related to the Plan and the restructuring transactions contemplated thereby shall be consistent with the Plan and otherwise be in form and substance acceptable to the Requisite Commitment Parties and shall have been executed and/or delivered, as applicable.

8.                The Restructuring Support Agreement shall not have terminated, and no event shall have occurred as a result of a breach by the Debtors that, with the passage of time or giving of notice, would give rise to a Consenting 2026 Noteholder Termination Event.

9.                The Backstop Agreement shall be in full force and effect, with no unwaived termination event (or event or occurrence that, if not remedied or waived would, with the passage of time, give rise to a termination event) having occurred thereunder, and all fees, premiums and expenses owed under the Backstop Agreement shall have been paid in accordance with the terms therein.

10.               Each of the representations and warranties contained in the Exit Facility Documentation shall be true and correct in all material respects on and as of the Closing Date (other than any such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date) (without duplication of any materiality qualifiers with respect to any such representation or warranty already qualified by materiality or Material Adverse Effect (to be defined in a manner consistent with the Documentation Principles)).

11.               Liquidity (as defined below) as of the Closing Date as calculated on a date prior to emergence to be mutually determined (the “Emergence Liquidity Test Date”) (after giving effect to the Restructuring) shall be at least $25,000,000.

“Liquidity” shall mean, as of any date, an amount equal to the amount of (a) all unrestricted Cash (to be defined in a manner consistent with the Documentation Principles) and Cash Equivalents (to be defined in a manner consistent with the Documentation Principles) of the Borrowers and their Restricted Subsidiaries as determined in accordance with GAAP, (b) all Cash and Cash Equivalents of the Borrowers and their Restricted Subsidiaries restricted in favor of the Exit Facility, and (c) the Delayed Draw Commitments of each Commitment Party then available.

12.              There shall not be any event or circumstance that gives rise to a termination right of the Requisite Commitment Parties under Section 7(a)(xi) of the Commitment Letter.

13.              All governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

14.              The conditions set forth in Section 8.1(c), (h), (i) and (r) of the Backstop Commitment Agreement shall have been satisfied.

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